First Quarter 2015 Earnings Release Conference Call
April 30, 2015

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today. On the call with me is Kevin Bradley, Senior Vice President and Chief Financial Officer; Kevin O'Reilly, Vice President of Operational Finance; and Tom Gelston, Vice President of Investor Relations. Also participating on the call and available for your questions is the Terex leadership team, including our business segment presidents.

As usual, a replay of this call will be archived on the Terex website, www.terex.com, under Audio Archives in the Investor Relations section. I will begin with some overall commentary and highlights. Kevin will follow with a more detailed financial report and then I will give some comments on where we are heading going forward and summarize before we open it up to your questions. We will be following the presentation that accompanied the earnings release and is available on our website. I would like to request that you ask one question and no more than one follow-up in order to give everyone a chance to participate.

Let me direct your attention to page 2 of the presentation, which is the forward-looking statement and non-GAAP measures explanation. We encourage you to read this as well as other items in our disclosures because the information we will be discussing today does include forward-looking material.

Turning to page 3, the first quarter was challenging, but the overall outlook for 2015 remains very much intact. Three drivers were behind the results in the quarter: Aerial Work Platform (AWP) margins, change in currency exchange rates and an unusually high tax rate. Let me briefly touch on each. As we described back in February, our expectations were for the AWP business to have a slower Q1 than traditionally, as many customers were asking for deliveries with later ship dates. This was compounded by the continued uncertainty in the North American oil & gas industry, unusually cold and snowy weather in many parts of the U.S., and the lingering impact of port labor issues on the West Coast that have since been resolved. We had also communicated that we intended to not pre-build as much inventory this year, but rather match production specifically to the seasonality of customer demand to avoid the level of reconfiguration and other expenses experienced during the balance of 2014. All of these factors compressed margins somewhat on a year-over-year basis, as did a slightly different mix of products and customers and the strong dollar. Kevin will cover these items in a bit more detail in a few slides.

The movement of currency around the world is well known by the global investment community, and we certainly were not immune to its impact. Our sales were approximately 10% lower in the first quarter as a result of the impact of the change in currency exchange rates. On a currency-neutral basis, we were essentially flat in terms of sales on a year-over-year basis. Lastly, our tax rate was unusually high in the quarter due to the mix of earnings and losses by country. We continue to expect the full year tax rate to be between 30% and 32%.

As for our segment outlook, we enter the second quarter with a strong AWP backlog, up 34%, and 44% when you exclude the impact of currency translation. This, as well as improvements in manufacturing efficiency during the quarter, is expected to lead to significantly better margins sequentially. The crane market remains stable at relatively low levels, with continued strength in our North American utilities business. We remain on track and committed to delivering on the improvement initiatives as previously outlined. We continue to execute against our share repurchase program, repurchasing approximately $48 million of shares in the first quarter of 2015. Overall, the level of ordering activity and our book to bill rates provide us with confidence in our full year outlook. In total, our full year outlook has not changed, and we see good momentum going into the second quarter, which as many of you know is a much more important quarter for Terex.

With that, let me turn it over to Kevin who will walk you through the numbers.

Kevin Bradley - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you Ron and good morning everyone. I’ll be reviewing results for the first quarter of 2015, and comparing them to prior year results.

Let’s turn to Page 4, where I will review the operating results for Q1 on a consolidated and segment basis. Net sales for the quarter of $1.5 billion decreased from the prior year by 9.6 % or $159 million. Foreign exchange impact can account for the entire decline.

Our AWP business declined 13%, or approximately 10% excluding the impact of currency. Although we had expected our first quarter to yield lower sales than Q1 of 2014, it was a slower start than planned. In North America, we experienced some shipping delays due to weather conditions primarily in the Northeast. However, roughly 70% of the decline relates to the Latin American and European markets. These markets were impacted by different drivers. In Latin America, the decline was driven largely by the macro environment and an overall slowdown in the Brazilian economy, resulting in a sales decline of over 90% versus last year. In Europe, our business actually remains quite strong with backlog up 37% compared to the prior year. In the first quarter, however, AWP sales in Europe were impacted by the prolonged labor issues in U.S. West Coast ports, which had a meaningful negative impact in the quarter.

Construction had a decline in sales of $42 million or 21%, approximately 12% on a currency neutral basis. This decline was driven primarily by the divestiture of ASV which is included in the prior year period. Our Cranes, Material Handling & Port Solutions (MHPS) and Materials Processing (MP) businesses all reported a decline in sales for the quarter, but on a currency neutral basis increased sales by 11%, 4% and 7%, respectively.

Operating profit for the quarter decreased $31 million compared to the prior year. As a percentage of sales, operating margins decreased from 4.5% to 3.0% for the quarter. The driver in the quarter from an operating profit and margin perspective was the AWP segment, as the operating profit for that business declined $39 million and margins decreased from 14.1% to 8.5%, impacting margins for the overall Company.

In the lower right hand corner of the page you will see a breakdown of the margin compression in AWP. A combination of lower production rates in Q4 2014 and Q1 2015 impacted the margin by approximately 2.0 percentage points in the quarter. Although much of this production decrease was planned in Q1, our production ramped up towards the end of the quarter which will mitigate the absorption impact going into Q2. Product mix, customer mix and pricing reflects the impact of higher telehandler sales as a percentage of our overall sales, a higher percentage of sales to our large rental customers and some competitive pricing pressure in certain products and regions. Lastly, the lower volume in the quarter impacted margins by approximately 1.7 percentage points. As we head into the heaviest shipping quarter of the year with strong backlog, we are confident that we will return to low teen margins for the full year.

The balance of the segments, despite flat to lower sales, made nearly as much or slightly more operating profit than the prior year quarter. Turning to page 5, you will see the full income statement. I will focus on the items below operating profit. Other Income and Expense increased $2.1 million versus the prior year as larger foreign exchange losses ($6.5 million) more than offset lower interest expense. The effective tax rate was approximately 114.9% in Q1 compared to 26.7% in the prior year quarter. The higher rate was mainly due to greater losses not benefitted combined with reduced profit before tax in the current period.

For the quarter, earnings per share was a loss of $0.02 compared to EPS of $0.28 in 2014 primarily driven by the performance in our AWP business and the unusually high tax rate just described. EBITDA for the quarter was $75.8 million or 5.1% of net sales compared to $111.8 million or 6.8% in Q1 of 2014. Net working capital as a percentage of annualized sales was 28.2%, up from the prior-year quarter of 27.6%, primarily related to the timing of customer advances in our Port Solutions business. Return on Invested Capital increased to 9.8% from 8.6% in the prior year. The improvement in ROIC is primarily related to a lower effective tax rate for the trailing 4 quarters compared to the same period in 2014.

Page 6 provides a bridge breaking down the $238 million decrease in liquidity for the quarter. Free Cash Flow (excluding the changes of Terex Financial Services (TFS) assets) was a use of $95 million as our businesses ramped up inventory investment for the seasonally stronger second and third quarters. During the quarter, we grew our TFS assets by $42 million. We continue to invest in and grow our TFS business as we believe it provides a long term strategic advantage. As previously disclosed we will be launching an asset backed credit facility to fund a significant portion of our current TFS portfolio in the U.S. as well as new originations going forward. We expect to have this facility in place and partially drawn by the end of Q2. We continued to repurchase stock during the first quarter and, combined with our dividend, represented a use of $47 million.

We completed an acquisition in our Utilities business during the quarter, using $24 million of cash. And lastly, changes in foreign exchange rates negatively impacted liquidity by $30 million. We reconfirm our full year free cash flow guidance of $200 to $250 million. And with that, let me turn it back to Ron.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Thank you, Kevin. On page 7 we’ve presented our sales by geography. Our largest market remains North America, which showed a slight decline of 2% for the quarter on a year-over-year basis, and now makes up 45% of our total revenue base. Most of the global markets were down, however. Some, such as Western Europe, were down mainly as a result of lower Euro and British Pound valuations versus the U.S. dollar. Europe continues to represent about 1/3 of our overall business. Global markets other than Europe were mostly negative, especially Latin America and Australia, as investment in oil and gas and infrastructure has substantially slowed in those markets. Sales for AWP in Latin America were down 73% year over year, and together with MHPS drove most of the 55% decline in sales in that market for Terex overall. As a result, sales from the rest of the world markets declined to 23% of total sales, down from 27%. We did see a slight improvement in the Middle East in the quarter, which we believe will continue throughout 2015. Now I’d like to take a few minutes to provide a quick review of each segment, starting with AWP on page 8.

As I stated earlier, AWP is well positioned going into the second quarter with a meaningfully higher backlog than a year ago, at $699 million. The order pattern from our customers developed pretty much as expected, with major accounts placing their larger stocking orders in the fourth quarter, and expecting delivery late in Q1 and into Q2. This is best highlighted by the chart in the upper right that shows Net Bookings and the Book to Bill ratio on a trailing six-month basis. This highlights the overall trends, and removes the vagaries of the exact timing of large orders. The Net Bookings over this time period is a record $1.44 billion, and having a slightly slower delivery quarter in Q1 due to seasonal factors, positions us well going into Q2 with a book to bill ratio of 151%. As for the resulting margins, we feel confident that margin performance will be significantly better sequentially, and for the full year we continue to expect margins in the low teens.

Next, we cover our Construction business on page 9. Similar to AWP, Construction saw a substantial improvement in its book-to-bill ratio, coming in at 149% in the quarter. Backlog for the business stands at $204 million, which is down from the $214 million in the prior year’s first quarter. It’s important to remember that ASV, while not reported in our current results, is still included in the historic periods. Adjusted for this, as well as the impact of currency in the backlog, the Construction business actually shows an improvement. Most of this segment’s businesses are improving as the North American and, to a lesser extent, European construction markets strengthen. This is most evident in our North American concrete mixer truck business. The material handling business has stabilized, but at a relatively low level mainly due to low scrap steel pricing.

On page 10 we show our Cranes business, which continues to operate in a fairly stable but muted demand environment. Although backlog is down versus the prior year, the book-to-bill in the quarter was 107%, and we continue to build momentum in certain product categories like the four and five-axle all-terrain class and our crossover crane in North America. The strongest performer in this segment continues to be our Utilities division, and we continue to look for growth here as well as new opportunities to leverage its customer base. As part of that, we see continued expansion of our North American services business. Lastly, we don’t expect to see much change in the challenging markets of the Americas and Australia for our main mobile crane products. Order levels from these markets remain disappointing. The Middle East showed improvements in the quarter and is expected to partially offset the impact of the weaker markets.

Turning to page 11, our MHPS business results for backlog reflect the delivery of the substantial Port Solutions projects in 2014. Our backlog is down versus the first quarter of 2014 by approximately 32%, however much of that change can be isolated to the automation product order book, as is illustrated by the shaded part of the bar graphs on this page. MHPS continues its transformation into a leaner, more agile enterprise, and while sales were down $46 million in the quarter versus last year, operating results improved by $2 million. The relative profitability of this segment continues to strengthen as a result of previous restructuring activity. Our team is introducing and demonstrating a number of our new products, especially on the MH side of the business, such as our V-Girder crane design and a new hoist design. We see these products gaining traction in the marketplace this calendar year.

Lastly, on page 12 we discuss the MP business. This business continues to perform steadily in terms of demand, posting its strongest book-to-bill ratio in a number of years, and an improved backlog versus the prior year’s first quarter even when not adjusting for currency. Low commodity prices remain a headwind for this business, especially in markets such as Australia and Russia. In 2014, we invested in new products to expand our portfolio into aggregate washing systems and recycling. This, as well as growth in the North American market and stability in the remaining global aggregate markets, has us optimistic for improved results.

In summary on page 13, we see AWP well-positioned to deliver a strong Q2, both in terms of sales and profit. We expect to see meaningful improvement in the year-over-year reported operating margins, which will go a long way to improved results for the Company overall. The other businesses remain on track to hit their 2015 targets. Currency rates will continue to negatively impact our results, as the Euro has weakened another 4% from the assumptions we used when we issued guidance in February. We expect to offset some of these pressures through select growth opportunities in certain markets and products, such as our new products in AWP, MHPS and MP. We continue to focus on our capital structure, where opportunities remain to improve the overall effectiveness in delivering value to our shareholders. Our convertible bonds mature in early June. We purchased approximately $48 million of Terex common stock in the quarter. Our tax rate, while unusually high in the first quarter for reasons you already heard, is expected to be in the range of 30%-32% for the year. These factors all lead us to reconfirm our previous EPS guidance of $2.00 - $2.30 per share on net sales between $6.2 and $6.6 billion.

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